UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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CMS Bancorp, Inc.

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CMS Bancorp, Inc. issued the following press release on August 15, 2014.

CMS Bancorp, Inc. Announces Unexpected Passing of CFO

WHITE PLAINS, N.Y., August 15, 2014 (GLOBE NEWSWIRE) — CMS Bancorp, Inc. (NASDAQ: CMSB) (the “Company”) announced today the death of Stephen E. Dowd, its Chief Financial Officer (“CFO”). Mr. Dowd’s death was sudden, unexpected and occurred sometime late evening on August 13, 2014.

“Steve was a skilled professional, entrusted friend and advisor and an important member of the CMS family. Since joining the Company in 2005 as CFO, Steve has been an integral part of the Company’s success and we will miss him dearly,” said John E. Ritacco, President and Chief Executive Officer.

Succession planning is underway and the Company’s Board of Directors will appoint a new CFO or Acting CFO in accordance with its Succession Plan Policy. In the interim, Mr. Ritacco will assume the functions of the CFO position on a temporary basis and delegate as appropriate until a permanent CFO or Acting CFO is appointed.

About CMS Bancorp, Inc. and CMS Bank

CMS Bancorp, Inc. is a savings and loan holding company headquartered in White Plains, New York. CMS Bancorp’s principal business is to operate its wholly-owned banking subsidiary, CMS Bank, which is a New York state-chartered savings bank that conducts its operations mainly through its corporate administrative office in White Plains, New York and five retail banking offices located in the communities of Eastchester, Greenburgh, Mount Vernon, West Harrison, and Mount Kisco, in Westchester County, New York. CMS Bank’s deposits are insured up to the applicable legal limit by the FDIC. More information about CMS Bancorp and CMS Bank can be found on CMS Bank’s website at www.cmsbk.com.

Contact: John E. Ritacco, President & Chief Executive Officer, 914-422-2700.